EXHIBIT 4.32

Power of Attorney

This Power of Attorney is signed by the following Principals on May 25, 2013:

Principals:

Principal A:	Yang Dongjie

ID Card No.:	140106196803232537

Address:	Room 302,303, Apt 6, Building 1, No.5 North Jia Heping Li, Chaoyang District, Beijing

Principal B:	Ge Weiguo

ID Card No.:	320203196607100019

Address:	Room 402, No. 24, Lane 1111, Donglan Road, Minhang District, Shanghai

Agents:

Agent A:	Chen Lifu, Taiwanese, Taiwan Passport no: 01788274

Agent B:	Gao Weiji, Chinese citizen, ID card no.: 31010719730410463X

Whereas:

(1)	The Principals are shareholders of Shanghai Acorn Network Technology Development Co., Ltd. (“Acorn Network Technology”) and Yang Dongjie and Ge Weiguo hold a 75% interest and a 25% interest in Acorn Network Technology respectively;

(2)	Acorn Information Technology (Shanghai) Co., Ltd. (“Acorn Technology”) and the Principals have entered into the Management and Operation Agreement and agree that persons employed and designated by Acorn Technology and its affiliates will serve as directors or management personnel of Acorn Network Technology;

(3)	The Agents are employees of and designated by Acorn Technology or its affiliates;

Now, therefore, Principal A hereby irrevocably authorizes Agent A and Principal B hereby irrevocably authorizes Agent B to exercise all such voting rights as enjoyed by Principal A and Principal B respectively in the shareholders’ meeting of Acorn Network Technology in accordance with laws and the articles of association of Acorn Network Technology, including, but not limited to, the voting right with respect to the sale or transfer of all or any equity interest held by the Principals in Acorn Network Technology and the designation and appointment of directors in the shareholders’ meeting of Acorn Network Technology, etc., as authorized representatives of the Principals.

This Power of Attorney is a “full discretionary power of attorney”, that is, the Agents may exercise the shareholders’ rights on behalf of the Principals at their own discretion and the Principals will not issue new instructions or requests to the Agents for the exercising of such shareholders’ rights in Acorn Network Technology, provided that the Agents shall exercise such shareholders’ rights on behalf of the Principals in accordance with the company law of China and the articles of association of Acorn Network Technology.

This Power of Attorney is subject to the condition that the Agents are employees of Acorn Technology or its affiliates and Acorn Technology or its affiliates agree to such authorization of power. This Power of Attorney shall be terminated automatically once the Agents are no longer employees of Acorn Technology or its affiliates or other employees are designated by Acorn Technology. The Principals will then otherwise authorize other employees designated by Acorn Technology or its affiliates to exercise all such shareholders’ voting rights as enjoyed by the Principals in the shareholders’ meeting of Acorn Network Technology.

This Power of Attorney shall be concluded after it is signed by the Principals and the Principals agree that this Power of Attorney shall take effect as of January 2, 2005. The Agents acknowledge the shareholders’ resolution made by the Principals before the date of this Power of Attorney and the Principals shall be deemed to have complied with this Power of Attorney. Unless otherwise provided herein or the Management and Operation Agreement between Acorn Network Technology and Acorn Technology is early terminated, this Power of Attorney shall continue to be valid for ten years from the date hereof. The term of this Power of Attorney shall be automatically extended for another ten years except the Agents terminate this Power of Attorney in writing three months before its expiration.

The Principals hereof shall truthfully keep their heirs informed of all contents with respect to this Power of Attorney and undertake that their heirs will succeed to all obligations hereunder.

This Power of Attorney constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, oral or written, between the parties with respect to the subject matter hereof. This Power of Attorney shall not be amended without the consent of the auditing committee or other independent body of the board of directors of Acorn Technology.

[Signature Page of the Power of Attorney]

/s/ Yang Dongjie

/s/ Ge Weiguo

Agent A: /s/ Chen Lifu

Agent B: /s/ Gao Weiji